Exhibit 99
Investor Contact:
Megan Jones
Exact Sciences Corp.
meganjones@exactsciences.com
608-535-8815

Media Contact:
Katie Boyce
Exact Sciences Corp.
kboyce@exactsciences.com
608-710-3903

For Immediate Release

Exact Sciences Announces Fourth Quarter 2021 Results

•Total fourth quarter revenue of $474M, including Screening revenue of $278M, Precision Oncology revenue of $149M, and COVID-19 testing revenue of $47M
•Total 2021 revenue, excluding COVID-19 testing, increased 29% compared to 2020, including 30% increase in Screening revenue and 28% increase in Precision Oncology revenue
•Screening revenue growth driven by Cologuard rescreens, Cologuard use in 45-49 age group, expansion of primary care sales team, and increased in-person sales calls

MADISON, Wis., Feb. 22, 2022 — Exact Sciences Corp. (Nasdaq: EXAS), a leader in advanced cancer diagnostics, today announced that the company generated revenue of $473.8 million for the fourth quarter ended Dec. 31, 2021 and $1,767.1 million for the full year ended Dec. 31, 2021.

“Cologuard® and Oncotype DX® are off to a great start in 2022, with strong momentum from the fourth quarter carrying over to the new year,” said Kevin Conroy, chairman and CEO of Exact Sciences. “We have a team of talented people dedicated to defeating cancer. You'll see the results of their dedication this year as we test more patients and share evidence supporting our pipeline of innovative tests across the cancer continuum.”

Fourth Quarter 2021 Financial Results

For the three-month period ended Dec. 31, 2021, as compared to the same period of 2020 (where applicable):

•Total revenue was $473.8 million, an increase of 2 percent
•Total revenue, excluding COVID-19 testing, increased 16 percent
•Screening revenue was $277.7 million, an increase of 11 percent
•Precision Oncology revenue was $149.0 million, an increase of 27 percent
•COVID-19 testing revenue was $47.1 million, a decrease of 52 percent
•Gross margin including amortization of acquired intangible assets was 70 percent, and non-GAAP gross margin excluding amortization of acquired intangible assets was 75 percent
•Net loss was $220.6 million or $1.28 per share, compared to a net loss of $418.3 million or $2.67 per share
•EBITDA was $(175.1) million and adjusted EBITDA was $(122.2) million
•Cash, cash equivalents, and marketable securities were $1,030.5 million at the end of the quarter

Screening includes laboratory service revenue from Cologuard tests and revenue from Biomatrica products. Precision Oncology includes laboratory service revenue from global Oncotype products and therapy selection products, including oncomapTM and oncomapTM ExTra, formerly known as Oncotype MapTM and GEM ExTra®, respectively.

2022 Outlook

The company anticipates revenue of $1,975-$2,027 million during 2022, assuming:
•Screening revenue of $1,340-$1,367 million, including $40-$42 million from PreventionGenetics,
•Precision Oncology revenue of $595-$610 million, and
•COVID-19 testing revenue of $40-$50 million

Non-GAAP Disclosure
In addition to the company's financial results determined in accordance with U.S. GAAP, the company provides non-GAAP measures that it determines to be useful in evaluating its operating performance. The company presents EBITDA, adjusted EBITDA, as well as non-GAAP gross margin and non-GAAP gross profit. EBITDA and adjusted EBITDA consist of net loss after adjustment for those items shown in the table below. The company defines non-GAAP gross profit and non-GAAP gross margin as GAAP gross profit and GAAP gross margin, respectively, excluding amortization of acquired intangible assets. The amortization of acquisition-related intangible assets used in the calculation of non-GAAP gross profit and non-GAAP gross margin pertain only to the amortization associated with developed technology acquired and recorded through purchase accounting transactions. The amortization of these intangible assets will recur in future periods until such intangible assets have been fully amortized. The company believes that these non-GAAP measures are useful in evaluating the company’s operating performance. The company uses this non-GAAP financial information to evaluate ongoing operations and for internal planning and forecasting purposes. Non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental information purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. For example, non-GAAP gross margin and non-GAAP gross profit exclude the amortization of acquired intangible assets although such measures include the revenue associated with the acquisitions. For a reconciliation of these non-GAAP measures to GAAP, see below "EBITDA and Adjusted EBITDA Reconciliations" and "Non-GAAP Gross Profit and Non-GAAP Gross Margin Reconciliations."

Fourth Quarter Conference Call & Webcast
Company management will host a conference call and webcast on Tuesday, February 22, 2022, at 5 p.m. ET to discuss fourth quarter and full year 2021 results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 888-330-2384 and international callers should dial +1-240-789-2701. The access code for both domestic and international callers is 4437608.

An archive of the webcast will be available at www.exactsciences.com. A replay of the conference call will be available by calling 800-770-2030 domestically or +1-647-362-9199 internationally. The access code for the replay of the call is 4437608. The webcast, conference call, and replay are open to all interested parties.

About Cologuard
The Cologuard test was approved by the FDA in August 2014, and results from Exact Sciences’ prospective 90-site, point-in-time, 10,000-patient pivotal trial were published in the New England Journal of Medicine in March 2014. The Cologuard test is included in the American Cancer Society’s (2018) colorectal cancer screening guidelines and the recommendations of the U.S. Preventive Services Task Force (2021) and National Comprehensive Cancer Network (2016). The Cologuard test is indicated to screen adults 45 years of age and older who are at average risk for colorectal cancer by detecting certain DNA markers and blood in the stool. Do not use the Cologuard test if you have had precancer, have inflammatory bowel disease and certain hereditary syndromes, or have a personal or family history of colorectal cancer. The Cologuard test is not a replacement for colonoscopy in high-risk patients. The Cologuard test performance in adults ages 45-49 is estimated based on a large clinical study of patients 50 and older. The Cologuard test performance in repeat testing has not been evaluated.

The Cologuard test result should be interpreted with caution. A positive test result does not confirm the presence of cancer. Patients with a positive test result should be referred for diagnostic colonoscopy. A negative test result does not confirm the absence of cancer. Patients with a negative test result should discuss with their doctor when they need to be tested again. Medicare and most major insurers cover Cologuard. For more information about Cologuard, visit www.cologuardtest.com. Rx only.

About Oncotype DX
The Oncotype DX® portfolio of breast, colon and prostate cancer tests applies advanced genomic science to reveal the unique biology of a tumor in order to optimize cancer treatment decisions. In breast cancer, the Oncotype DX Breast Recurrence Score® test is the only test that has been shown to predict the likelihood of chemotherapy benefit as well as recurrence in invasive breast cancer. Additionally, the Oncotype DX Breast DCIS Score test predicts the likelihood of recurrence in a pre-invasive form of breast cancer called DCIS. In prostate cancer, the Oncotype DX Genomic Prostate Score® test predicts disease aggressiveness and further clarifies the current and future risk of the cancer prior to treatment intervention, and the Oncotype DX AR-V7 Nucleus Detect™ test helps determine which patients with metastatic castration-resistant prostate cancer (mCRPC) are resistant to androgen receptor (AR)-targeted therapies. The Oncotype DX AR-V7 Nucleus Detect test is performed by Epic Sciences at its centralized, CLIA-certified laboratory in San Diego and offered exclusively by Exact Sciences. The Oncotype MAP® Pan-Cancer Tissue test is a rapid, comprehensive tumor profiling panel that aids therapy selection for patients with advanced, metastatic, refractory, or recurrent cancer. With nearly 1.5 million patients tested in more than 90 countries, the Oncotype tests have redefined personalized medicine by making genomics a critical part of cancer diagnosis and treatment. To learn more about Oncotype tests, visit www.OncotypeIQ.com, www.MyBreastCancerTreatment.org or www.MyProstateCancerTreatment.org.

About Exact Sciences' Therapy Selection Program
Exact Sciences' therapy selection program includes two comprehensive genomic profiling (CGP) tests to help physicians identify the genomic mutations driving advanced cancers, leading patients to better care through targeted cancer treatments. The oncomap ExTra test, formerly known as GEM ExTra®, detects damage in tumor genes and provides a complete biological picture of certain refractory, rare, or aggressive cancers. With an extensive panel of approximately 20,000 genes and 169 introns, the oncomap ExTra test is one of the most comprehensive genomic (DNA) and transcriptomic (RNA) panels available today. The oncomap ExTra test provides physicians, academic medical centers, and biopharma researchers with vital interpreted information to understand changes to a patient's tumor genomic profile and recommend therapeutic treatment plans.2 For patients with advanced and metastatic cancer, the company offers the oncomap test, formerly known as Oncotype MAP, a rapid, comprehensive tumor profiling panel, which delivers results in three to five business days and allows physicians to understand a patient's tumor profile and recommend actionable targeted therapies or clinical trials.

About PreventionGenetics
Founded in 2004 and located in Marshfield, Wisconsin, PreventionGenetics is a CLIA and ISO 15189:2012 accredited laboratory. PreventionGenetics delivers clinical genetic testing of the highest quality at fair prices with exemplary service to people around the world. PreventionGenetics has 25 PhD geneticists on staff and provides tests for nearly all clinically relevant genes including the powerful and comprehensive germline whole genome sequencing test, PGnome® and whole exome sequencing test, PGxome®. PreventionGenetics was acquired by Exact Sciences in December 2021.

About Exact Sciences Corp.
A leading provider of cancer screening and diagnostic tests, Exact Sciences relentlessly pursues smarter solutions providing the clarity to take life-changing action, earlier. Building on the success of Cologuard and Oncotype tests, Exact Sciences is investing in its product pipeline to support patients before and throughout their cancer diagnosis and treatment. Exact Sciences unites visionary collaborators to help advance the fight against cancer. For more information, please visit the company's website at www.exactsciences.com, follow Exact Sciences on Twitter @ExactSciences, or find Exact Sciences on Facebook.

Forward-Looking Statements
This news release contains forward-looking statements concerning our expectations, anticipations, intentions, beliefs or strategies regarding the future. These forward-looking statements are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions and events to differ materially from those anticipated. Therefore, you should not place undue reliance on forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results; our strategies, positioning, resources, capabilities and expectations for future events or performance; and the anticipated benefits of our acquisitions, including estimated synergies and other financial impacts.

Important factors that could cause actual results, conditions and events to differ materially from those indicated in the forward-looking statements include, among others, the following: uncertainties associated with the coronavirus (COVID-19) pandemic, including its possible effects on our operations, including our supply chain and clinical studies, and the demand for our products and services; our ability to efficiently and flexibly manage our business amid uncertainties related to COVID-19; our ability to raise additional capital in amounts and on terms satisfactory to us, if at all; our ability to successfully and profitably market our products and services; the acceptance of our products and services by patients and healthcare providers; our ability to meet demand for our products and services; the willingness of health insurance companies and other payers to cover our products and services and adequately reimburse us for such products and services; the amount and nature of competition for our products and services; the effects of any judicial, executive or legislative action affecting us or the healthcare system; recommendations, guidelines and quality metrics issued by various organizations regarding cancer screening or our products and services; our ability to successfully develop new products and services and assess potential market opportunities; our ability to effectively enter into and utilize strategic partnerships and acquisitions; our success establishing and maintaining collaborative, licensing and supplier arrangements; our ability to obtain and maintain regulatory approvals and comply with applicable regulations; our ability to manage an international business and our expectations regarding our international expansion and opportunities; the potential effects of foreign currency exchange rate fluctuations and our efforts to hedge such effects; the possibility that the anticipated benefits from our business acquisitions will not be realized in full or at all or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of acquired businesses' operations will be greater than expected and the possibility that integration efforts will disrupt our business and strain management time and resources; the outcome of any litigation, government investigations, enforcement actions or other legal proceedings, including in connection with acquisitions; our ability to retain and hire key personnel including employees at businesses we acquire. The risks included above are not exhaustive. Other important risks and uncertainties are described in the Risk Factors sections of our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and in our other reports filed with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

EXACT SCIENCES CORPORATION
Selected Unaudited Financial Information
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenue	$473,812	$466,339	$1,767,087	$1,491,391

Operating expenses:
Cost of sales (exclusive of amortization of acquired intangible assets)	119,058	99,765	458,757	354,324
Research and development	88,488	446,399	385,646	554,052
Sales and marketing	284,304	166,827	861,889	589,919
General and administrative	179,365	145,128	801,262	481,393
Amortization of acquired intangible assets	24,047	23,199	95,001	93,398
Intangible asset impairment charge	—	—	20,210	209,666
Total operating expenses	695,262	881,318	2,622,765	2,282,752

Other operating income	—	—	—	23,665
Loss from operations	(221,450)	(414,979)	(855,678)	(767,696)

Other income (expense)
Investment income, net	1,254	1,042	31,778	6,574
Interest expense	(4,658)	(4,559)	(18,606)	(67,941)
Total other income (expense)	(3,404)	(3,517)	13,172	(61,367)

Net loss before tax	(224,854)	(418,496)	(842,506)	(829,063)

Income tax benefit	4,243	164	246,881	5,458

Net loss	$(220,611)	$(418,332)	$(595,625)	$(823,605)

Net loss per share—basic and diluted	$(1.28)	$(2.67)	$(3.48)	$(5.45)

Weighted average common shares outstanding—basic and diluted	172,446	156,470	171,348	151,137

EXACT SCIENCES CORPORATION
Selected Unaudited Financial Information
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$315,471	$1,491,288
Marketable securities	715,005	348,699
Accounts receivable, net	216,645	233,185
Inventory	104,994	92,265
Prepaid expenses and other current assets	74,122	33,157
Property, plant and equipment, net	580,248	451,986
Operating lease right-of-use assets	174,225	125,947
Goodwill	2,335,172	1,237,672
Intangible assets, net	2,094,411	847,123
Other long-term assets, net	74,591	63,770
Total assets	$6,684,884	$4,925,092

Liabilities and stockholders' equity
Total current liabilities	$517,068	$633,095
Convertible notes, net, less current portion	2,180,232	1,861,685
Long-term debt, less current portion	—	22,342
Other long-term liabilities	417,782	51,342
Operating lease liabilities, less current portion	182,166	121,075
Total stockholders’ equity	3,387,636	2,235,553
Total liabilities and stockholders’ equity	$6,684,884	$4,925,092

EXACT SCIENCES CORPORATION
Selected Unaudited Financial Information
EBITDA and Adjusted EBITDA Reconciliations
(Amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net loss	$(220,611)	$(418,332)	$(595,625)	$(823,605)
Interest expense	4,658	4,559	18,606	17,122
Depreciation and amortization	45,125	39,818	180,346	163,362
Income tax benefit	(4,243)	(164)	(246,881)	(5,458)
EBITDA	$(175,071)	$(374,119)	$(643,554)	$(648,579)
Stock-based compensation	54,924	40,437	231,019	143,276
Investment income	(1,254)	(1,042)	(31,778)	(6,574)
Acquisition and integration costs (1)	(756)	10,064	140,645	29,644
Asset acquisition (2)	—	412,568	85,337	412,568
Loss on settlement of convertible notes (3)	—	—	—	50,819
CARES Act Funding (4)	—	—	—	(23,665)
Intangible asset impairment charge (5)	—	—	20,210	209,666
Legal settlement (6)	—	—	10,064	—
Reduction-in-force severance (7)	—	—	—	2,198
Adjusted EBITDA	$(122,157)	$87,908	$(188,057)	$169,353

(1) Represents acquisition and related integration costs incurred as a result of the company's business combinations and asset acquisitions, a majority of which relates to our acquisition of Thrive Earlier Detection Corp. ("Thrive") for the year ended December 31, 2021. Stock-based compensation including the incremental fair value of assumed stock awards and accelerated vesting from post-acquisition qualified termination events was $1.0 million and $108.2 million for the three and twelve months ended December 31, 2021. For the twelve months ended December 31, 2021, $5.2 million of total stock-based compensation costs were related to stock awards that were cash-settled. Stock-based compensation including the incremental fair value of assumed stock awards and accelerated vesting from post-acquisition qualified termination events was $1.4 million and $9.6 million for the three and twelve months ended December 31, 2020. Legal and other professional service fees were $2.8 million and $26.0 million for the three and twelve months ended December 31, 2021, respectively. Legal and other professional services were $9.0 million and $20.4 million for the three months and twelve months ended December 31, 2020, respectively. A gain of $4.6 million and a loss of $6.4 million was incurred for the three and twelve months ended December 31, 2021, respectively, resulting from the remeasurement of the contingent consideration liabilities in connection with business combinations. A gain of $0.3 million was incurred for both the three and twelve months ended December 31, 2020, resulting from the remeasurement of the contingent consideration liabilities in connection with business combinations.

(2) During the first quarter of 2021, the Company acquired a worldwide exclusive license to the proprietary Targeted Digital Sequencing ("TARDIS") technology from The Translational Genomics Research Institute ("TGen"). The acquisition was treated as an asset acquisition under U.S. GAAP and resulted in a $52.3 million charge to research and development expense. During the second quarter of 2021, the Company acquired PFS Genomics, Inc. The acquisition was treated as an asset acquisition under U.S. GAAP and resulted in a $33.1 million charge to research and development expense.

During the fourth quarter of 2020, the Company acquired Base Genomics. The acquisition was treated as an asset acquisition which was recorded to research and development expense.

(3) The loss on settlement of convertible notes represents the difference between (i) the fair value of the consideration transferred and (ii) the sum of the carrying value of the debt at the time of repurchase for $100 million of convertible notes with an original maturity of January 15, 2025.

(4) As part of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act"), the Company received $23.7 million from the United States Department of Health and Human Services Provider Relief Fund provided to eligible healthcare providers. The CARES Act funds are meant to offset the implications of the COVID-19 pandemic which include increases in the Company's costs and lost revenues.

(5) During the third quarter of 2021, the Company determined that the supply agreement intangible asset recorded as part of the combination with Genomic Health was impaired due to the performance of the underlying product. As a result, and in connection with the preparation of the financial statements, the Company recorded a non-cash, pre-tax impairment of $20.2 million.

During the third quarter of 2020, the Company began discussions with Biocartis regarding the termination of its agreements related to the development of an in vitro diagnostic version of the Oncotype DX Breast Recurrence Score test. As a result, and in connection with the preparation of the financial statements, the Company recorded a non-cash, pre-tax impairment loss of $200.0 million related to the in-process research and development intangible asset that was initially recorded as part of the combination with Genomic Health.

During the third quarter of 2020, the Company abandoned certain research and development assets acquired through an asset purchase agreement with Armune Biosciences, Inc. in 2017. These assets were expected to complement the Company’s product pipeline and were expected to have alternative future uses at the time of acquisition; however, due to changes in strategic priorities and efforts during the third quarter of 2020, these assets are no longer expected to be utilized to advance the Company’s product pipeline. As a result, and in connection with the preparation of the financial statements, the Company concluded that the intangible asset would need to be written off as of September 30, 2020 which resulted in a non-cash, pre-tax impairment loss of $9.7 million.

(6) During the third quarter of 2021, the Company presented a settlement offer of approximately $10 million to the United States Department of Justice ("DOJ") concerning the DOJ's investigation of Genomic Health's compliance with the Medicare Date of Service billing regulations, which was accrued for as of December 31, 2021. This represents the Company's best estimate of the probable loss for this matter, but the recorded amount may be materially adversely affected by an ultimate unfavorable resolution of this matter.

(7) Represents severance costs as a result of proactive measures the Company put in place to address the impact of the COVID-19 pandemic.

EXACT SCIENCES CORPORATION
Selected Unaudited Financial Information
Non-GAAP Gross Profit and Non-GAAP Gross Margin
(Amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenue	$473,812	$466,339	$1,767,087	$1,491,391
Cost of sales (exclusive of amortization of acquired intangible assets)	119,058	99,765	458,757	354,324
Amortization of acquired intangible assets (1)	21,216	20,553	84,173	82,127
Gross profit	$333,538	$346,021	$1,224,157	$1,054,940
Gross margin	70%	74%	69%	71%

Amortization of acquired intangible assets (1)	21,216	20,553	84,173	82,127
Non-GAAP gross profit	$354,754	$366,574	$1,308,330	$1,137,067
Non-GAAP gross margin	75%	79%	74%	76%

(1) Includes only amortization of intangible assets identified as developed technology assets through purchase accounting transactions, which otherwise would have been allocated to cost of sales.